Exhibit 99.1
November 8, 2007
Dear Shareholder:
The third quarter of 2007 was an excellent quarter for your Corporation in several respects. The National Bank of Indianapolis Corporation reached total assets of $1.099 billion at September 30 compared to total assets of $995 million at September 30 last year, an increase of approximately 10%.
Your Corporation also posted a record third quarter with respect to profitability. In the third quarter of 2007, The National Bank of Indianapolis Corporation earned a profit of $1,772,000 or $0.74 per fully diluted share compared to $1,755,000 or $0.73 in the third quarter last year. For the first nine months of this year, income totaled $5,521,000 or $2.29 per share compared to $5,105,000 or $2.12 per share for the same nine month period last year, up approximately 8%.
The third quarter performance was due in large part to continued growth of loans, deposits, and Wealth Management assets. Loans have grown $65 million or approximately 9% over September 30 last year and now exceed $787 million. In the first nine months of 2007, we have experienced modest “net” loan losses of $144,000, comprised of $783,000 in charge offs and $639,000 in recoveries of loans previously charged off. Our reserve for loan losses now exceeds $8,900,000, which we believe is adequate to absorb future losses.
Deposits have also shown excellent growth. Total deposits now exceed $945 million, up $120 million or approximately 14% over September 30 last year.
Fee income was another important aspect of our third quarter profit. For the first nine months of 2007, the Corporation generated fee income in excess of $7,283,000 compared to $6,087,000 last year, up $1,196,000 or 19% over last year. Much of the growth in fee income is due to increased activity in the Wealth Management Division. At September 30, total assets under administration in the Wealth Management Division reached $1.182 billion — a new high for the Corporation.
With respect to the economic picture, the Federal Reserve decreased the federal funds rate by 50 basis points in September. This was in response to a liquidity crisis in the credit markets as a result of the subprime mortgage meltdown. We are proud to state that the Bank holds no subprime mortgage loans or investments.
Turning to our banking offices, the new Cool Creek banking center located on 146th Street in Westfield is under construction. We expect to be open in January of 2008. Likewise, our newest banking center at the Village of West Clay should break ground in the next few months.

The landscape continues to change in the crowded Indianapolis banking market. Huntington Bank from Ohio has closed on the acquisition of Sky Bank, which had recently purchased Union Federal. Tower Bank of Ft. Wayne had announced the formation of a new bank in Indianapolis, but reversed course and has pulled out of the market. M&I of Milwaukee has agreed to acquire First Indiana Bank. Finally, LaSalle Bank has been acquired by Bank of America, bringing this large mega-bank to the Indianapolis marketplace. We expect to see continued intense competition in the future.
The repurchase plan for shares of the Corporation remains in force. To date, the plan has purchased over 390,000 shares at prices up to $50.41 per share. Please note that if you wish to use your National Bank of Indianapolis Corporation common stock to make charitable contributions, the repurchase plan is allowed to repurchase the stock directly from the charitable organization. If you are interested in discussing the repurchase plan, please call Morrie Maurer at 261-9601.
In summary, the first nine months of 2007 have been gratifying. As always, we appreciate the continued support of our shareholders and directors, and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
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FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

THIRD QUARTER 2007 HIGHLIGHTS
Selected Balance Sheet Information

	Sept. 30, 2007	Sept. 30, 2006	Dec. 31, 2006
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,099,496	$995,599	$1,034,432
Loans	787,219	721,654	744,538
Reserve for Loan Losses	(8,900)	(9,264)	(8,513)
Investment Securities	136,496	149,291	146,987
Total Deposits	945,452	825,408	875,084
Shareholders’ Equity	66,157	57,963	59,785
Selected Income Statement Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2007	2006		2007	2006
Net Interest Income	$8,632	$8,168		$24,958	$23,734
Provision for Loan Losses	79	225		529	861
Non-Interest Income	2,474	2,096		7,283	6,087
Non-Interest Expense	8,380	7,476		23,556	21,279
Pretax Income	2,647	2,563		8,156	7,681
Net Income	1,772	1,755	*	5,521	5,105	*
Selected Per Share Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006		2007	2006
Basic Earnings Per Share	$0.76	$0.76	*	$2.37	$2.22	*
Diluted Earnings Per Share	$0.74	$0.73	*	$2.29	$2.12	*
Book Value per Share	$28.34	$25.07		$28.34	$25.07
*Restated